As filed with the Securities and Exchange Commission on November 17, 2017
Registration No. 333-218879

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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STATE NATIONAL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	26-0017421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1900 L. Don Dodson Drive
 Bedford, Texas 76021
(Address of principal executive offices, including zip code)

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First Amended and Restated State National Companies, Inc. 2014 Long-Term Incentive Plan
(Full title of the plan)

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David M. Cleff
Executive Vice President of Business Affairs,
General Counsel and Secretary
1900 L. Don Dodson Drive
Bedford, Texas 76021
(817) 265-2000
(Name, address and telephone number, including area code, of agent for service)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,”
 “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐          Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

State National Companies, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission this Post-Effective Amendment (this “Post-Effective Amendment”) to deregister all shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), originally registered by the Company pursuant to the Registration Statement on Form S-8 (File No. 333-218879), filed and effective June 21, 2017 (the “Initial Registration Statement”), which have not been sold or otherwise issued as of the date of filing of this Post-Effective Amendment.
On November 17, 2017, the Company completed its previously announced merger with a subsidiary of Markel Corporation (“Markel”).  Pursuant to the Agreement and Plan of Merger, dated as of July 26, 2017 (the “Merger Agreement”), by and among the Company, Markel and Markelverick Corporation, a direct, wholly-owned subsidiary of Markel (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Markel.
At the effective time of the Merger, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares or shares of performance-based restricted stock, which were treated as described in the Merger Agreement) was automatically canceled and converted into the right to receive $21.00 in cash, without interest and less any required withholding tax.  In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Initial Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Initial Registration Statement (File No. 333-218879) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Texas, on November 17, 2017.

STATE NATIONAL COMPANIES, INC.

By:	/s/ Terry Ledbetter
Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.